As filed with the U.S. Securities and Exchange Commission on August 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANDELA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2477008 (I.R.S. Employer Identification No.)

530 Boston Post Road

Wayland, Massachusetts 01778

(Address of Principal Executive Offices, including Zip Code)

1998 Third Amended and Restated Stock Plan

2008 Stock Plan

(Full title of Plan)

Paul R. Lucchese

Candela Corporation

530 Boston Post Road

Wayland, Massachusetts 01778

(508) 358-7400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John M. Mutkoski, Esq.

Michael S. Turner, Esq.

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐	Large accelerated filer

☐	Accelerated filer

☒	Non-accelerated filer

☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2008 Stock Plan (Common Stock, $0.01 par value per share)	960,451	$0.41	(2)	$393,784.91	(2)
	339,549	$1.41	(3)	$478,764.09	(3)
1998 Third Amended and Restated Stock Plan (Common Stock, $0.01 par value per share)	785,000	$11.53	(2)	$9,051,050.00	(2)
	55,000	$8.00	(2)	$440,000.00	(2)
	233,430	$7.45	(2)	$1,739,053.50	(2)
	100,000	$6.26	(2)	$626,000.00	(2)
	894,689	$4.29	(2)	$3,838,215.81	(2)
	10,000	$11.05	(2)	$110,500	(2)
TOTAL	3,378,119	—		$16,677,368.31		$930.60

(1)                                  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)                                  Such shares are issuable upon exercise of outstanding options or stock appreciation rights with fixed exercise prices.  Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options or stock appreciation rights may be exercised.  The offering price per share set forth for such shares is the exercise price per share at which such options or stock appreciation rights are exercisable.

(3)                                  The price of $1.41 per share, which is the average of the high and low prices of common stock, $0.01 par value per share, of the registrant reported on the NASDAQ Global Select Market on August 18, 2009, is set forth solely for the purpose of calculating the filing fee pursuant to Rule 457(c) and has been used for those shares without a fixed exercise price.

This Registration Statement registers additional securities of the same class as other securities for which registration statement filed on Form S-8 (SEC File No. 333-88295) of the Registrant is effective with regard to the Registrant’s 1998 Third Amended and Restated Stock Plan.  The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-88295) is hereby incorporated by reference pursuant to General Instruction E.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)          Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008 as filed with the Commission on September 11, 2008;

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended June 28, 2008; and

(c)          The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on March 28, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6:  Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Amended and Restated By-Laws of the Registrant provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Amended and Restated By-Laws, filed as Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended December 29, 2007. The Registrant maintains directors’ and officers’ liability insurance to insure the directors and certain officers of the Registrant against certain liabilities and certain expenses in connection therewith which arise out of or in connection with their capacities as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit

4.1

Specimen certificate for shares of the registrant’s common stock, $0.01 par value per share (filed as an exhibit to the registrant’s registration statement of Form S-1 (SEC File No. 333-78339 and incorporated herein by reference).

4.2

Amended and Restated Certificate of Incorporation (filed as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the period ended March 29, 2008, as filed with the Commission on May 8, 2008, and incorporated herein by reference).

4.3

Amended and Restated By-laws (filed as Exhibit 3(ii) to the registrant’s Quarterly Report on Form 10-Q for the period ended December 29, 2007, as filed with the Commission on February 7, 2008, and incorporated herein by reference).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page hereto).

* Filed herewith.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayland, Commonwealth of Massachusetts, on August 25, 2009.

CANDELA CORPORATION
(registrant)

By:	/s/ Gerard E. Puorro
Name:	Gerard E. Puorro
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of Candela Corporation hereby constitute and appoint Gerard E. Puorro and Paul R. Lucchese, and each of them singly, our true and lawful attorneys-in-fact, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Candela Corporation to comply with the provisions of the Securities Act of 1933, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerard E. Puorro	Chief Executive Officer, President and Director	August 25, 2009
Gerard E. Puorro	(Principal Executive Officer)

/s/ Robert E. Quinn	Chief Financial Officer and Senior Vice President, Finance & Administration	August 25, 2009
Robert E. Quinn
(Principal Financial Officer)

/s/ Kenneth D. Roberts	Chairman of the Board of Directors	August 25, 2009
Kenneth D. Roberts

/s/ George A. Abe	Director	August 25, 2009
George A. Abe

/s/ Ben Bailey III	Director	August 25, 2009
Ben Bailey III

/s/ Nancy Nager	Director	August 25, 2009
Nancy Nager

/s/ Douglas W. Scott	Director	August 25, 2009
Douglas W. Scott

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

Specimen certificate for shares of the registrant’s common stock, $0.01 par value per share (filed as an exhibit to the registrant’s registration statement of Form S-1 (SEC File No. 333-78339 and incorporated herein by reference).

4.2

Amended and Restated Certificate of Incorporation (filed as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the period ended March 29, 2008, as filed with the Commission on May 8, 2008, and incorporated herein by reference).

4.3

Amended and Restated By-laws (filed as Exhibit 3(ii) to the registrant’s Quarterly Report on Form 10-Q for the period ended December 29, 2007, as filed with the Commission on February 7, 2008, and incorporated herein by reference).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page hereto).

* Filed herewith.